Exhibit 21

Arrow Financial Corporation
250 Glen Street
Glens Falls, NY 12801
Subsidiaries
December 31, 2025

Subsidiary	Percent of Common Stock Owned
Subsidiaries of Arrow Financial Corporation:
Arrow Bank National Association A Nationally Chartered Commercial Bank Headquarters: Glens Falls, NY	100
Arrow Capital Statutory Trust II A Non-deposit Trust Company Headquarters: Glens Falls, NY	100
Arrow Capital Statutory Trust III A Non-deposit Trust Company Headquarters: Glens Falls, NY	100
Subsidiaries of Arrow Bank National Association
Arrow Properties, Inc. A Real Estate Investment Trust (Arrow Bank National Association (fka Glens Falls National Bank also holds approximately 82% of non-voting preferred stock) Headquarters: Glens Falls, NY	100
North Country Investment Advisers, Inc. A New York Corporation Headquarters: Glens Falls, NY	100
NC Financial Services, Inc. A New York Corporation Headquarters: Glens Falls, NY	100
Glens Falls National Community Development Corporation A New York Corporation Headquarters: Glens Falls, NY	100
Upstate Agency, LLC A New York Corporation Headquarters: South Glens Falls, NY	100